Exhibit 10.14

Personal and Confidential

May [●], 2020
[Executive Name]
[Address]
Re:     Incentive Bonus
Dear [●]:
On behalf of Chesapeake Energy Corporation (the “Company”), I am pleased to offer you the opportunity to earn an incentive bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement to the Company as described on the signature page below (such date, which must occur prior to May 7, 2020, the “Effective Date”).
1.Incentive Bonus. Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of $[●] (the “Incentive Bonus”) on May 8, 2020. As a condition to receiving the Incentive Bonus, you hereby (i) waive any and all participation in any annual bonus plan established by the Company or any of its affiliates for the 2020 calendar year and (ii) waive all rights to receive any equity-based compensation award for the calendar year 2020, and you acknowledge that such waivers do not constitute “Good Reason” pursuant to, or otherwise violate, your Employment Agreement (as defined below) or any other compensation plan, program or arrangement.
2.Vesting Conditions. Your Incentive Bonus will be subject to repayment in accordance with the provisions of this Section 2.
(a)Retention Component. Fifty percent (50%) of your Incentive Bonus will vest and be earned solely on the basis of your continued employment with the Company through the Completion Date (the “Retention Component”). You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before the Completion Date (as defined below), you will be required to repay to the Company, within twenty (20) days following the date of such termination, 100% of the After-Tax Value of the Retention Component.
(b)Performance Component. The remaining fifty percent (50%) of your Incentive Bonus will vest and be earned based on a combination of your continued employment with the Company and the achievement of certain incentive requirements (the “Performance Component”). The Performance Component will be subdivided into six (6) tranches as set forth on Exhibit A (each, a “Performance Tranche”). Each Performance Tranche will vest and be earned in accordance with the terms of Exhibit A of this Agreement. You agree that you will repay to the Company the After-Tax Value of the Unvested Portion of the Performance Component within twenty (20) days following the earlier to occur of (i) the Completion Date and (ii) the termination of your employment with the Company for any reason other than a Qualifying Termination; provided, however, that the “Completion Date” will be replaced with the “Emergence Date” in certain circumstances for any repayment requirement with respect to Performance Tranche 2 (as described on Exhibit A), in which case you will repay to the Company the After-Tax Value of the Unvested Portion of the Performance Component that relates to Performance Tranche 2 within twenty (20) days following the Emergence Date. For the sake of clarity, you will not be required to repay any Vested Portion of any Performance Tranche.
3.Definitions. For purposes of this Agreement:
“After-Tax Value” means, with respect to the applicable portion of the Incentive Bonus to be repaid, the aggregate amount to be repaid net of any taxes withheld or paid in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine the After-Tax Value, which determination shall be final, conclusive and binding for all purposes hereunder.
“Cause” has the meaning set forth in your Employment Agreement.
“Completion Date” means the earlier of (i) the Emergence Date or (ii) May 8, 2021.
“Disability” has the meaning set forth in your Employment Agreement.
“Emergence Date” means the effective date of a plan of reorganization approved under Chapter 11 of the Bankruptcy Code.
“Employment Agreement” means your employment agreement with the Company, as in effect on the Effective Date.
“Good Reason” has the meaning set forth in your Employment Agreement.
“Qualifying Termination” means the termination of your employment before the Completion Date (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability if, and only if, in the case of any termination pursuant to clauses (i), (ii) and (iii), other than in the case of your death, you execute a release of employment related claims in a form to be provided by the Company (the “Release”) within the time provided by the Company to do so, and you do not revoke such Release within any time provided by the Company to do so.
“Unvested Portion” means, as of any particular date, the excess, if any, of the Performance Component over the aggregate value of the Vested Portion of the Performance Component.
“Vested Portion” means, as of any particular date, any aggregate value of the Performance Component that has been earned and vested.

4.Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
5.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.
6.Other Benefits. The Incentive Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
7.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Oklahoma, without reference to rules relating to conflicts of laws.
8.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
9.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Incentive Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Incentive Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
10.Section 409A. The Incentive Bonus is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and accordingly, this Agreement shall be interpreted in a manner consistent therewith.
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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Incentive Bonus, please sign, date, and return a copy of this Agreement to [●]. You should make a copy of the executed Agreement for your records.

Very truly yours,

CHESAPEAKE ENERGY CORPORATION

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[Executive Name]

Date:
Signature Page to
Incentive Bonus Agreement

Exhibit A

Performance Goals

The Performance Component will be earned based on the Company’s achievement of the performance metrics set forth below. With respect to Performance Tranches 3, 4, 5 and 6, performance will be measured for the following periods: January 1, 2020 to March 31, 2020 (the “First Period”); April 1, 2020 to June 30, 2020 (the “Second Period”); July 31, 2020 to September 30, 2020 (the “Third Period”); and October 1, 2020 to December 31, 2020 (the “Fourth Period” and together with the First Period, Second Period and Third Period, the “Performance Periods”).

As of the Completion Date, the Company will calculate the sum of the percentage of the Performance Component earned for each Performance Tranche (the “Achievement Percentage”). If the Achievement Percentage is equal to or greater than 100%, then the Vested Portion will be equal to 100% of the Performance Component. If the Achievement Percentage is less than 100%, then the Vested Portion will be equal to (i) the Achievement Percentage, multiplied (ii) by the Performance Component; provided, however, that if the Achievement Percentage is less than 100% as of the Completion Date and the achievement of Performance Tranche 2 is not yet determinable, the repayment obligation, if any, for up to 20% of the value of the Performance Component will be determined at the Emergence Date.

Performance Tranche 1 - Debtor-in-Possession Financing
10% of the Performance Component will be earned if the Company has secured debtor-in-possession financing prior to the Completion Date.
Performance Tranche 2 - Exit Financing
A percentage of the Performance Component will be earned in accordance with the table below if the Company has obtained a commitment for exit facility financing (which may be comprised of, among other things, a reserve-based lending component, a last-out term loan component and a common equity rights offering) prior to the Completion Date*:

Percentage of the Performance Component Earned	Amount of Exit Financing

5%	$1,200,000,000
10%	$1,600,000,000
15%	$2,000,000,000
20%	Greater than $2,000,000,000

Performance between the percentages and amounts set forth above will be determined using straight-line interpolation.

* If the Completion Date is May 8, 2021 and the Company has not yet secured exit facility financing, the achievement of Performance Tranche 2 will be determined as of the Emergence Date.

Performance Tranche 3 - Capital Efficiency
A percentage of the Performance Component will be earned in accordance with the table below if the Company reduces 2020 drilling and completion capital expenditures (excluding capitalized interest) by the following percentages from the Company’s approved 2020 budget of $400,000,000 per Performance Period (for the Second Period, Third Period and Fourth Period only):

Percentage of the Performance Component Earned	Second Period	Third Period	Fourth Period
10%	15%	15%	15%
20%	20%	20%	20%
30%	25%	25%	25%

Performance between the percentages set forth above will be determined using straight-line interpolation. If the Completion Date occurs prior to the end of any Performance Period, the Performance Period in which the Completion Date occurs and any subsequent Performance Period will be deemed to be earned at 20%. The percentage of the Performance Component earned for Performance Tranche 3 will be the average of the percentage of the Performance Component earned for each Performance Period. For example, if 20% is earned in the Second Period, 30% is earned in the Third Period and 25% is earned for the Fourth Period, the percentage of the Performance Component earned for Performance Tranche 3 would be 25%.

Performance Tranche 4 - Lease Operating Expense (“LOE”)
A percentage of the Performance Component will be earned in accordance with the table below based on the Company’s LOE per barrel oil equivalent:

Percentage of the Performance Component Earned	First Period	Second Period	Third Period	Fourth Period
10%	$5.09	$5.09	$5.09	$5.09
20%	$4.63	$4.63	$4.63	$4.63
30%	$4.17	$4.17	$4.17	$4.17
Performance between the percentages and amounts set forth above will be determined using straight-line interpolation. If the Completion Date occurs prior to the end of any Performance Period, the Performance Period in which the Completion Date occurs and any subsequent Performance Period will be deemed to be earned at 20%. The percentage of the Performance Component earned for Performance Tranche 4 will be the average of the percentage of the Performance Component earned for each Performance Period. For example, if 15% is earned in the First Period, 15% is earned in the Second Period, 25% is earned in the Third Period and 30% is earned in the Fourth Period, the percentage of the Performance Component earned for Performance Tranche 4 would be 21.25%.
Performance Tranche 5 - General and Administrative Expense (“G&A”)
A percentage of the Performance Component will be earned in accordance with the table below based on the Company’s G&A per barrel oil equivalent (excluding all costs, professional fees, services and expenses associated with the restructuring of the Company and its affiliates):
Exhibit A - 2

Percentage of the Performance Component Earned	First Period	Second Period	Third Period	Fourth Period
10%	$2.28	$2.28	$2.28	$2.28
20%	$2.07	$2.07	$2.07	$2.07
30%	$1.86	$1.86	$1.86	$1.86
Performance between the percentages and amounts set forth above will be determined using straight-line interpolation. If the Completion Date occurs prior to the end of any Performance Period, the Performance Period in which the Completion Date occurs and any subsequent Performance Period will be deemed to be earned at 20%. The percentage of the Performance Component earned for Performance Tranche 5 will be the average of the percentage of the Performance Component earned for each Performance Period. For example, if 15% is earned in the First Period, 20% is earned in the Second Period, 25% is earned in the Third Period and 20% is earned in the Fourth Period, the percentage of the Performance Component earned for Performance Tranche 5 would be 20%.

Performance Tranche 6 - Methane Intensity Rate
A percentage of the Performance Component will be earned in accordance with the table below based on the Company’s Methane Intensity Rate (as measured by carbon dioxide equivalent emissions per barrel oil equivalent):

Percentage of the Performance Component Earned	First Period	Second Period	Third Period	Fourth Period
10%	0.308	0.308	0.308	0.308
20%	0.280	0.280	0.280	0.280
30%	0.252	0.252	0.252	0.252

Performance between the percentages and amounts set forth above will be determined using straight-line interpolation. If the Completion Date occurs prior to the end of any Performance Period, the Performance Period in which the Completion Date occurs and any subsequent Performance Period will be deemed to be earned at 20%. The percentage of the Performance Component earned for Performance Tranche 6 will be the average of the percentage of the Performance Component earned for each Performance Period. For example, if 20% is earned in the First Period, 20% is earned in the Second Period, 25% is earned in the Third Period and 30% is earned in the Fourth Period, the percentage of the Performance Component earned for Performance Tranche 6 would be 23.75%. Notwithstanding the foregoing, in the event that a significant environmental or safety incident occurs during a Performance Period that directly results in a reduction in the Company’s operations of more than 20% (relative to the Company’s operations immediately prior to such incident), the Compensation Committee of the Company’s Board of Directors will have the ability to exercise negative discretion to adjust the achievement of the percentage of the Performance Component for Performance Tranche 6 that is earned for such Performance Period.
Exhibit A - 3